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                                                                   Exhibit 10.15

TECHNOLOGY FINANCE                                                 [LOGO] FINOVA
                                                            FINANCIAL INNOVATORS

                                                      FINOVA CAPITAL CORPORATION
                                                              TECHNOLOGY FINANCE

                                                              10 WATERSIDE DRIVE
                                                            FARMINGTON, CT 06032
January 24, 2000
                                                                TEL 860 676 1818
                                                                FAX 860 676 1814

Mr. Kevin Rakin
Senior Vice President and
  Chief Financial Officer
Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT 06511

Dear Mr. Rakin:

FINOVA Capital Corporation ("we" or "Lessor") is pleased to enter into the following leasing arrangement with Genaissance Pharmaceuticals, Inc. ("you" or "Lessee") on the terms and conditions hereinafter set forth.

The outline of this Commitment is as follows:

Lessee:                   Genaissance Pharmaceuticals, Inc.

Lessor:                   FINOVA Capital Corporation

Equipment:                Nine (9) Perkin-Elmer Laboratory Systems. All
                          Equipment shall be new and is subject to review and acceptance by Lessor.

Credit Line:              $2,900,000 line of credit for Equipment. Initially
                          $1,300,000 of the Credit Line shall be available.
                          Lessor shall make the remaining $1,600,000 available when the Lessor receives a minimum of $25 million
                          Series B equity funding.

Equipment Location:       Five Science Park, New Haven, CT 06511

Anticipated Delivery:     January 2000 through April 2000

Closing Date:             The date on which all conditions to a Schedule (as
                          hereinafter defined) are satisfied by the Lessee and Lessor makes payment for the Equipment covered under each Schedule to the Master Lease (each a "Schedule" and collectively the "Schedules") with an aggregate cost of not less than $250,000, but no later than April 30, 2000.

Term: From each Closing Date until 48 months from the 30th day of the month coincident with or (as the case may be) the month next following such Closing Date.

Monthly Rent:             Monthly Rent equal to 2.448% of Equipment Cost subject
                          to adjustment shall be payable monthly in advance. The
                          first and last Monthly Rent Payments are due upon
                          signing such Schedule.
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                                                                   [LOGO] FINOVA
                                                            FINANCIAL INNOVATORS

Adjustment to Monthly
Rent Payments:            If, on the second business day preceding the Closing
                          Date for each Schedule, the highest yield for four-year U.S. Treasury Notes as published in The Wall
                          Street Journal on such date is greater or less than the yield as published on December 3, 1999, the Monthly Rent Payments shall be increased or decreased
                          (point for point) to reflect such change in the yield.
                          The yield as of December 3, 1999 was 6.29%. As of the Closing Date, the Monthly Rent Payments shall be fixed for the entire Term of such Schedule.

Interim Rent:             Interim Rent shall accrue from each Closing Date until
                          the 29th day of the month (27th day of the month in the case of February) unless the Closing Date is on the 30th or 31st day of a month. If the Closing Date is the 31st day of a month, Interim Rent shall accrue until the 29th day of the next following month. If the Closing Date is the 30th day of a month, there shall be no Interim Rent. Interim Rent shall be at the daily equivalent of the currently adjusted Monthly Rent
                          Payment.

Purchase Option:          The Lessee shall have the option to purchase all (but
                          not less than all) the Equipment at the expiration of the term of each Schedule for its then Fair Market
                          Value, plus applicable sales and other taxes. It shall be agreed that the Fair Market Value shall not be less than ten percent (10%) nor more than fifteen percent
                          (15%) of the original Equipment Cost.

Automatic
Renewal Obligation:       In the Event the Lessee does not exercise the Purchase
                          Option for the Equipment subject to a Schedule, the Schedule shall automatically renew for a term of one year with Monthly Rental Payments equal to 1.25% of the original Equipment Cost payable monthly in advance. At the expiration of the renewal period, the Lessee would have the option to purchase all (but not less than all) the Equipment for its then current Fair
                          Market Value, plus applicable sales and other taxes.

Net Lease:                The Lease shall be a net-net-net lease containing the
                          usual provisions in the Lessor's lease agreements and such other or different provisions that are agreed to by the parties. The Lessee shall be responsible for maintenance, insurance, taxes, and all other costs and expenses.

Taxes: Sales or use taxes shall be added to the Equipment Cost or collected on the gross rentals, as appropriate.

Insurance:                Lessee shall, at its own expense, maintain and deliver
                          evidence to Lessor of such insurance required by Lessor, written by insurers and in amounts satisfactory to Lessor.


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                                                                   [LOGO] FINOVA
                                                            FINANCIAL INNOVATORS

Lease Provisions
and Covenants:            All documentation shall be prepared and reviewed by us
                          or our counsel and shall be in form and substance satisfactory to us and our counsel in our and our counsel's sole and absolute discretion, and shall include, without limitation, a schedule, a master lease agreement, opinion of outside counsel, financing statements, releases, waivers and consents (including, but not limited to, landlord's and mortgagee's waivers), corporate resolutions and incumbencies, insurance letter, insurance certificates and copies of insurance policies, and such other documents as we and our counsel deem appropriate in our or their sole discretion (collectively, the "Lease Documents"). The
                          Lease Documents contemplated hereby shall contain such conditions, representations, warranties, covenants, events of default (including, without limitation, cross default provisions), remedies, and other terms and provisions as are customarily required by lessors in transactions of this type or as the parties shall agree.

Additional Covenants:     There shall be no actual or threatened conflict with,
                          or violation of, any regulatory statute, standard or rule relating to the Lessee, its present or future operations, or the Equipment.

                          All information supplied by the Lessee shall be correct and shall not omit any statement necessary to make the information supplied not be misleading. There shall be no material breach of the representations and warranties of the Lessee in the Lease Agreement. The representations shall include that the Cost of each item of the Equipment does not exceed the fair and usual price for like quantity purchases of such item. The Lessor shall not be responsible for any failure of suppliers or manufacturers of the Equipment or their distributors to perform their obligations to the Lessor or the Lessee. The master lease agreement shall also contain the following covenant.

                          Financial Reporting. During the period of the Commitment and the Term of the Lease, Lessee shall deliver to Lessor or cause to be delivered to Lessor the Lessee's quarterly financial statements within 45 days following the end of each respective fiscal quarter and annual financial statements within 90 days following the end of each respective fiscal year. All annual financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") and be audited by a reputable firm of certified public accountants acceptable to Lessor, and shall be accompanied by a certificate executed by the Chief Financial Officer to the effect that the Lessee has complied with all covenants contained in the Lease Documents and there are no events of default thereunder ("Compliance Certificate"). All quarterly financial statements may be internally prepared in accordance with GAAP, and accompanied by a Compliance Certificate executed by the Lessee's Chief Financial Officer.


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                                                                   [LOGO] FINOVA
                                                            FINANCIAL INNOVATORS

Warrant Coverage:         In consideration for this Commitment by the Lessor,
                          the Lessee shall grant to the Lessor, effective the date of acceptance of this Commitment, and delivered prior to the initial Closing Date, warrants to purchase shares of the common stock of the Lessee at a price equal to the lower of (a) the most recent strike price per share as of the initial Closing Date or (b)
                          $5.50 per share. The total amount of warrants shall equal 3% of the Credit Line initially made available and 5% of the remaining $1.6 million Credit Line. The warrants shall be exercisable from their date of grant until the close of business five years from their date of grant. The warrants shall contain (a) piggyback registration rights, subject to underwriter cutbacks or eliminations without adverse discrimination, (b) not less than 45 days advance notice and opportunity to exercise in the event of an initial public offering
                          ("IPO") or merger, (c) antidilution protection and nondiscriminatory liquidation rights, (d) cashless exercise (conversion) provisions, and (e) a one time right at any time subsequent to an IPO in conjunction with other holders of registration rights granted by the Lessee to cause a registration for public offering at the expense of the Lessee.

Fees and Expenses:        The Lessee shall be responsible for the Lessor's fees
                          and expenses in connection with the transaction, including the expenses of counsel to prepare and review the documentation, not to exceed $6,500.

Survival:                 This Commitment Letter shall survive closing. However,
                          if there is any conflict between the terms and conditions of the Master Lease Agreement and Schedules and those of this Commitment Letter, the Master Lease
                          Agreement and Schedules shall control.

This Commitment and the Closing of each Schedule contemplated herein are subject, amongst other things, to receipt by us, in form and substance satisfactory to us and our counsel, at or prior to Closing, of:

       (i) all documentation and other requirements set forth herein including but not limited to the Lease Documents and other requirements set forth herein and as may be required by our counsel; and

       (ii) our receipt, in form and substance satisfactory to us, of all financial and credit information requested by us, which reflects no material adverse change in your condition, business, financial or otherwise; and

       (iii) evidence that the Equipment is free and clear of all liens and encumbrances; and


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                                                                   [LOGO] FINOVA
                                                            FINANCIAL INNOVATORS

       (iv) evidence of such insurance required by us, written by insurers and in amounts satisfactory to us; and

       (v) such opinions of your outside counsel, certificates, waivers, releases, Uniform Commercial Code Financing Statements, due diligence searches, and further documents as may be required by us or our counsel; and

       (vi) evidence that no payment is past due to the Lessor from the Lessee, whether as a borrower, a lessee, a guarantor or in some other capacity and that there be no default under any agreement, instrument or document between the Lessor and the Lessee (including, without limitation, the Lease Documents); and

       (vii) evidence that the Lessee is in compliance with the provisions of this Commitment; and

       (viii) our receipt of Lessor's standard year 2000 compliance questionnaire, duly completed by Lessee, and Lessee's answers thereto shall be satisfactory to Lessor.

In addition to all other conditions and requirements set forth herein, this Commitment and the closing of each Schedule contemplated hereunder shall be subject, in our sole judgment, that there be no material adverse change in your financial, business or other condition. This Commitment is not assignable without our prior written consent. We reserve the right to cancel this Commitment in the event you or any of your officers, employees, agents or representatives. has made any misrepresentation to us or has withheld any information from us with regard to the transaction contemplated hereby.

As used in this Commitment, the terms "satisfactory to us" or "acceptable to us" or "satisfactory to our counsel" or "acceptable to our counsel" or terms of similar import mean satisfactory or acceptable to us or our counsel in our or its sole judgment and discretion.

This Commitment and the Lease Documents shall be governed by the laws of the State of Arizona. Any dispute arising under this Commitment shall be litigated by you only in any federal or state court located in the State of Arizona, or any state court located in Maricopa County, Arizona; and you hereby irrevocably submit to the personal jurisdiction of such courts and waive any objection that may exist as to venue or convenience of such forums. Nothing contained herein shall preclude us from commencing any action in any court having jurisdiction thereof.

In the event that the Schedules do not close prior to May 1, 2000 because of your failure to satisfy the conditions for the closing, or because of a material adverse change in your financial, business or other condition, this Commitment shall terminate and we shall have no liability to you and we shall retain, as earned, the Commitment Fee.


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                                                                   [LOGO] FINOVA
                                                            FINANCIAL INNOVATORS

In the event we fail to complete this transaction and such failure is not because of your inability to satisfy all the conditions for closing or a material adverse change in your financial, business or other condition, our liability shall be limited to a return of the Commitment Fee, if any, less Fees and Expenses due hereunder.

Please execute the copy of this letter acknowledging your acceptance of the terms hereof and return it to us. If a copy of this Commitment is not executed and returned by you on or before January 31, 2000, this Commitment shall be deemed withdrawn.

                                           Sincerely,

                                           FINOVA CAPITAL CORPORATION


                                           By /s/ Dannion C. McGary
                                             ---------------------------------
                                                  Dannion C. McGary
                                                  Vice President


Accepted this ____ day of January, 2000


GENAISSANCE PHARMACEUTICALS, INC.


By: /s/ Kevin Rakin
   -----------------------------
    Kevin Rakin
    Senior Vice President and Chief Financial Officer


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